Exhibit 99.1

CVR Partners Reports Fourth Quarter and Full-Year 2021 Results
and Announces a Cash Distribution of $5.24

•Achieved a combined ammonia utilization rate of 92 percent across both fertilizer facilities for 2021.
•Strengthened the balance sheet by reducing outstanding debt by $95 million inclusive of the expected redemption of the remaining $65 million in 9.25% Senior Secured Notes on February 22, 2022.
•Declared a fourth quarter 2021 cash distribution of $5.24 per common unit, bringing the cumulative cash distributions declared for 2021 to $9.89 per common unit.

SUGAR LAND, Texas (February 22, 2022) – CVR Partners, LP (“CVR Partners” or the “Partnership”) (NYSE: UAN), a manufacturer of ammonia and urea ammonium nitrate (“UAN”) solution fertilizer products, today announced net income of $61 million, or $5.76 per common unit, on net sales of $189 million for the fourth quarter 2021, compared to a net loss of $17 million, or $1.53 per common unit, on net sales of $90 million for the fourth quarter 2020. EBITDA was $93 million for the fourth quarter of 2021 compared to $18 million for the fourth quarter of 2020.

CVR Partners had net income of $78 million, or $7.31 per common unit, on net sales of $533 million for full-year 2021, compared to a net loss of $98 million, or $8.77 per common unit, on net sales of $350 million for full-year 2020. EBITDA for full-year 2021 was $213 million compared to $41 million for full-year 2020.

“CVR Partners achieved strong fourth quarter and full-year 2021 results, led by solid production and a combined ammonia utilization rate of 92 percent for the year,” said Mark Pytosh, Chief Executive Officer of CVR Partners’ general partner. “Product pricing continued to strengthen into the fourth quarter of 2021, and we expect the momentum to continue into the spring 2022 planting season. With grain prices near multi-year highs and crop inventory levels near multi-year lows, farmer economics remain very attractive.

“During the past 12 months and upon today’s expected redemption of our 9.25% Senior Secured Notes due 2023, CVR Partners will have completed a refinancing of its outstanding debt, reducing the total by $95 million,” Pytosh said. “Combined, these actions are expected to reduce our annual interest expense by $26 million and provide the Partnership greater flexibility going forward. We also are pleased to have declared distributions in each of the past three quarters, including today’s announcement of a fourth quarter 2021 cash distribution of $5.24 per common unit.”

Consolidated Operations

For the fourth quarter of 2021, CVR Partners’ average realized gate prices for UAN improved by 150 percent to $347 per ton and ammonia improved by 179 percent to $745 per ton when compared to the fourth quarter of 2020. Average realized gate prices for UAN and ammonia were $139 per ton and $267 per ton, respectively, for the fourth quarter of 2020.

CVR Partners’ fertilizer facilities produced a combined 197,000 tons of ammonia during the fourth quarter of 2021, of which 70,000 net tons were available for sale while the rest was upgraded to other fertilizer products, including 288,000 tons of UAN. During the fourth quarter of 2020, the fertilizer facilities produced a combined 220,000 tons of ammonia, of which 75,000 net tons were available for sale while the remainder was upgraded to other fertilizer products, including 335,000 tons of UAN.

For full-year 2021, the average realized gate price for UAN improved by 74 percent to $264 per ton and ammonia improved 92 percent to $544 per ton when compared to full-year 2020. Average realized gate prices for UAN and ammonia were $152 per ton and $284 per ton, respectively, for full-year 2020.

CVR Partners’ fertilizer facilities produced a combined 807,000 tons of ammonia for full year 2021, of which 275,000 net tons were available for sale, while the rest was upgraded to other fertilizer products, including 1,208,000 tons of UAN. For full-year

2020, the fertilizer facilities produced a combined 852,000 tons of ammonia, of which 303,000 net tons were available for sale while the remainder was upgraded to other fertilizer products, including 1,303,000 tons of UAN.

Capital Structure

During the year ended December 31, 2021, the Partnership repurchased 24,378 of its common units on the open market pursuant to a repurchase program (the “Unit Repurchase Program”) approved by the board of directors of the Partnership’s general partner (the “Board”) and in accordance with a repurchase agreement under Rules 10b5-1 and 10b-18 of the Securities Exchange Act of 1934, as amended, at a cost of $0.5 million, inclusive of transaction costs, or an average price of $21.70 per common unit. During the year ended December 31, 2020, as adjusted to reflect the impact of the 1-for-10 reverse unit split of the Partnership’s common units that was effective as of November 23, 2020, the Partnership repurchased 623,177 common units, respectively, at a cost of $7.1 million, inclusive of transaction costs, or an average price of $11.35 per common unit. As of December 31, 2021, the Partnership had $12.4 million in authority remaining under the Unit Repurchase Program. This Unit Repurchase Program does not obligate the Partnership to acquire any common units and may be cancelled or terminated by the Board at any time.

On September 23, 2021, and December 22, 2021, the Partnership redeemed $15 million and $15 million, respectively, in aggregate principal amount of the outstanding 9.25% Senior Secured Notes due June 2023 (the “2023 UAN Notes”) at par and settled accrued interest of approximately $0.4 million and less than $0.1 million, respectively, through the date of redemptions. On February 7, 2022, CVR Partners delivered a notice of full redemption for the remaining balance of its 2023 UAN Notes at a par redemption price, plus accrued and unpaid interest on the redeemed portion of the 2023 UAN Notes, to be redeemed today, February 22, 2022. As of February 7, 2022, there was outstanding an aggregate principal amount of $65 million of the 2023 UAN Notes.

On September 30, 2021, the Partnership entered into a senior secured asset-based credit agreement with an aggregate principal amount of up to $35.0 million with a maturity date of September 30, 2024 (the “ABL Credit Facility”) and terminated its $35.0 million ABL Credit Agreement, dated as of September 30, 2016, as amended (the “2016 ABL Credit Agreement”). The ABL Credit Facility has substantially similar terms as the 2016 ABL Credit Agreement. The proceeds of the ABL Credit Facility may be used to fund working capital, capital expenditures and for other general corporate purposes.

Distributions

CVR Partners also announced that the Board declared a fourth quarter 2021 cash distribution of $5.24 per common unit, which will be paid on March 14, 2022, to common unitholders of record as of March 7, 2022.

CVR Partners is a variable distribution master limited partnership. As a result, its distributions, if any, will vary from quarter to quarter due to several factors, including, but not limited to, its operating performance, fluctuations in the prices received for its finished products, maintenance capital expenditures, use of cash and cash reserves deemed necessary or appropriate by the Board.

Fourth Quarter 2021 Earnings Conference Call

CVR Partners previously announced that it will host its fourth quarter and full-year 2021 Earnings Conference Call on Tuesday, February 22, at 11 a.m. Eastern. This Earnings Conference Call may also include discussion of the Partnership’s developments, forward-looking information and other material information about business and financial matters.

The fourth quarter and full-year 2021 Earnings Conference Call will be webcast live and can be accessed on the Investor Relations section of CVR Partners’ website at www.CVRPartners.com. For investors or analysts who want to participate during the call, the dial-in number is (877) 407-8029. The webcast will be archived and available for 14 days at https://edge.media-server.com/mmc/p/7g7vfeov. A repeat of the call can be accessed for 14 days by dialing (877) 660-6853, conference ID 13726853.

Qualified Notice
This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of CVR Partners’ distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, CVR Partners’ distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

Forward-Looking Statements
This news release contains forward-looking statements. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws. These forward-looking statements include, but are not limited to, statements regarding future: continued safe and reliable operations; impacts of COVID-19 and any variants thereof, including the duration thereof; utilization and production rates; unitholder value; strength of our balance sheet; reduction of outstanding debt, including through redemption of outstanding notes, and the impact thereof on interest expense and Partnership flexibility; distributions, including the timing, payment and amount (if any) thereof; nitrogen fertilizer pricing; grain prices; crop inventory levels; farmer economics; ammonia and UAN pricing, including improvement thereof; ability to upgrade ammonia to other fertilizer products; purchases under the Unit Repurchase Program (if any), including the timing, pricing and amount thereof; use of funds under the ABL Credit Facility; direct operating expenses; capital expenditures; depreciation and amortization; turnaround expense and timing; inventories and adjustments thereto; other matters. You can generally identify forward-looking statements by our use of forward-looking terminology such as “outlook,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. Investors are cautioned that various factors may affect these forward-looking statements, including (among others) the health and economic effects of COVID-19 and any variants thereof, the rate of any economic improvement, impacts of the planting season on our business, general economic and business conditions and other risks. For additional discussion of risk factors which may affect our results, please see the risk factors and other disclosures included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and our other Securities and Exchange Commission (“SEC”) filings. These and other risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this news release are made only as of the date hereof. CVR Partners disclaims any intention or obligation to update publicly or revise its forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

About CVR Partners, LP
Headquartered in Sugar Land, Texas, CVR Partners, LP is a Delaware limited partnership focused on the production, marketing and distribution of nitrogen fertilizer products. It primarily produces urea ammonium nitrate (UAN) and ammonia, which are predominantly used by farmers to improve the yield and quality of their crops. CVR Partners’ Coffeyville, Kansas, nitrogen fertilizer manufacturing facility includes a 1,300 ton-per-day ammonia unit, a 3,000 ton-per-day UAN unit and a dual-train gasifier complex having a capacity of 89 million standard cubic feet per day of hydrogen. CVR Partners’ East Dubuque, Illinois, nitrogen fertilizer manufacturing facility includes a 1,075 ton-per-day ammonia unit and a 1,100 ton-per-day UAN unit.

Investors and others should note that CVR Partners may announce material information using SEC filings, press releases, public conference calls, webcasts, and the Investor Relations page of its website. CVR Partners may use these channels to distribute material information about the Partnership and to communicate important information about the Partnership, corporate initiatives and other matters. Information that CVR Partners posts on its website could be deemed material; therefore, CVR Partners encourages investors, the media, its customers, business partners and others interested in the Partnership to review the information posted on its website.

For further information, please contact:

Investor Relations:
Richard Roberts
CVR Partners, LP
(281) 207-3205
InvestorRelations@CVRPartners.com

Media Relations:
Brandee Stephens
CVR Partners, LP
(281) 207-3516
MediaRelations@CVRPartners.com

Non-GAAP Measures

Our management uses certain non-GAAP performance measures, and reconciliations to those measures, to evaluate current and past performance and prospects for the future to supplement our GAAP financial information presented in accordance with U.S. GAAP. These non-GAAP financial measures are important factors in assessing our operating results and profitability and include the performance and liquidity measures defined below.

Beginning with the second quarter of 2021, management began reporting Adjusted EBITDA, as defined below. We believe the presentation of this non-GAAP measure is meaningful to compare our operating results between periods and peer companies. All prior periods presented have been conformed to the definition below. The following are non-GAAP measures we present for the year ended December 31, 2021:

EBITDA - Net income (loss) before (i) interest expense, net, (ii) income tax expense (benefit) and (iii) depreciation and amortization expense.

Adjusted EBITDA - EBITDA adjusted for certain significant non-cash items and items that management believes are not attributable to or indicative of our on-going operations or that may obscure our underlying results and trends.

Reconciliation of Net Cash Provided By Operating Activities to EBITDA and Adjusted EBITDA - Net cash provided by operating activities reduced by (i) interest expense, net, (ii) income tax expense (benefit), (iii) change in working capital, and (iv) other non-cash adjustments.

Available Cash for Distribution - EBITDA for the quarter excluding non-cash income or expense items (if any), for which adjustment is deemed necessary or appropriate by the board of directors (the “Board”) of our general partner in its sole discretion, less (i) reserves for maintenance capital expenditures, debt service and other contractual obligations, and (ii) reserves for future operating or capital needs (if any), in each case, that the Board deems necessary or appropriate in its sole discretion. Available cash for distribution may be increased by the release of previously established cash reserves, if any, and other excess cash, at the discretion of the Board.

We present these measures because we believe they may help investors, analysts, lenders, and ratings agencies analyze our results of operations and liquidity in conjunction with our U.S. GAAP results, including, but not limited to, our operating performance as compared to other publicly traded companies in the fertilizer industry, without regard to historical cost basis or financing methods, and our ability to incur and service debt and fund capital expenditures. Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings and operating income. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures. Refer to the “Non-GAAP Reconciliations” included herein for reconciliation of these amounts. Due to rounding, numbers presented within this section may not add or equal to numbers or totals presented elsewhere within this document.

Factors Affecting Comparability of Our Financial Results

Our historical results of operations for the periods presented may not be comparable with prior periods or to our results of operations in the future for the reasons discussed below.

Major Scheduled Turnaround Activities

Coffeyville Facility - The next planned turnaround at the Coffeyville Facility is expected to commence in the summer of 2022. Additionally, the Coffeyville Facility had planned downtime which was completed during the fourth quarter of 2021 at a cost of $2.0 million. For the year ended December 31, 2021, we also incurred turnaround expense of $0.3 million, related to planning for the Coffeyville Facility’s expected turnaround in the summer of 2022.

East Dubuque Facility - The next planned turnaround at the East Dubuque Facility is expected to occur in the summer of 2022. For the year ended December 31, 2021, we incurred turnaround expense of $0.6 million, related to planning for the East Dubuque Facility’s expected turnaround in the summer of 2022.

Goodwill Impairment

As a result of lower expectations for market conditions in the fertilizer industry during 2020, the market performance of the Partnership’s common units, a qualitative analysis, and additional risks associated with the business, the Partnership performed an interim quantitative impairment assessment of goodwill for the Coffeyville Facility reporting unit as of June 30, 2020. The results of the impairment test indicated the carrying amount of this reporting unit exceeded the estimated fair value, and a full, non-cash impairment charge of $41.0 million was required.

CVR Partners, LP
(unaudited)
Consolidated Statement of Operations Data

	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except per unit data)	2021	2020	2021	2020
Net sales (1)	$188,921	$90,299	$532,581	$349,953
Operating costs and expenses:
Cost of materials and other	28,371	23,442	98,345	91,117
Direct operating expenses (exclusive of depreciation and amortization)	60,088	44,230	198,714	157,916
Depreciation and amortization	20,833	19,080	73,480	76,077
Cost of sales	109,292	86,752	370,539	325,110
Selling, general and administrative expenses	7,303	4,135	26,615	18,174
Loss on asset disposal	472	463	948	582
Goodwill impairment	—	—	—	40,969
Operating income (loss)	71,854	(1,051)	134,479	(34,882)
Other income (expense):
Interest expense, net	(10,414)	(15,877)	(60,978)	(63,428)
Other income, net	87	37	4,711	159
Income (loss) before income tax expense	61,527	(16,891)	78,212	(98,151)
Income tax expense (benefit)	37	(9)	57	30
Net income (loss)	$61,490	$(16,882)	$78,155	$(98,181)

Basic and diluted earnings (loss) per common unit	$5.76	$(1.53)	$7.31	$(8.77)
Distributions declared per common unit	2.93	—	4.65	—

EBITDA*	$92,774	$18,066	$212,670	$41,354
Adjusted EBITDA*	92,774	18,066	212,670	82,323
Available cash for distribution*	55,956	—	96,557	(11,795)

Weighted-average common units outstanding:
Basic and Diluted	10,681	10,706	10,685	10,706

*See “Non-GAAP Reconciliations” section below.
(1)Below are the components of net sales:

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2021	2020	2021	2020
Components of net sales:
Fertilizer sales	$179,003	$78,792	$490,900	$306,490
Freight in revenue	7,186	9,098	31,419	33,329
Other	2,732	2,409	10,262	10,134
Total net sales	$188,921	$90,299	$532,581	$349,953

Selected Balance Sheet Data

(in thousands)	December 31, 2021	December 31, 2020
Cash and cash equivalents	$112,516	$30,559
Working capital	100,385	41,873
Total assets	1,127,058	1,032,880
Total debt, including current portion	610,642	636,182
Total liabilities	784,860	718,639
Total partners’ capital	342,198	314,241

Selected Cash Flow Data

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2021	2020	2021	2020
Net cash flows provided by (used in):
Operating activities	$68,458	$(9,477)	$188,725	$19,740
Investing activities	(10,136)	(3,424)	(20,342)	(18,550)
Financing activities	(46,474)	(4,825)	(86,426)	(7,625)
Net increase (decrease) in cash and cash equivalents	$11,848	$(17,726)	$81,957	$(6,435)

Capital Expenditures

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2021	2020	2021	2020
Maintenance	$8,803	$2,206	$16,226	$11,651
Growth	3,356	462	9,460	4,780
Total capital expenditures	$12,159	$2,668	$25,686	$16,431

Key Operating Data

Ammonia Utilization (1)

	Three Months Ended December 31,		Year Ended December 31,
(percent of capacity utilization)	2021	2020	2021	2020
Consolidated	90%	101%	92%	98%

(1)Reflects our ammonia utilization rates on a consolidated basis and at each of our facilities. Utilization is an important measure used by management to assess operational output at each of the Partnership’s facilities. Utilization is calculated as actual tons produced divided by capacity. We present our utilization on a two-year rolling average to take into account the impact of our current turnaround cycles on any specific period. The two-year rolling average is a more useful presentation of the long-term utilization performance of our plants. Additionally, we present utilization solely on ammonia production rather than each nitrogen product as it provides a comparative baseline against industry peers and eliminates the disparity of plant configurations for upgrade of ammonia into other nitrogen products. With our efforts being primarily focused on ammonia upgrade capabilities, this measure provides a meaningful view of how well we operate.

Sales and Production Data

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Consolidated sales (thousand tons):
Ammonia	105	114	269	332
UAN	265	325	1,196	1,312

Consolidated product pricing at gate (dollars per ton): (1)
Ammonia	$745	$267	$544	$284
UAN	347	139	264	152

Consolidated production volume (thousand tons):
Ammonia (gross produced) (2)	197	220	807	852
Ammonia (net available for sale) (2)	70	75	275	303
UAN	288	335	1,208	1,303

Feedstock:
Petroleum coke used in production (thousand tons)	124	131	514	523
Petroleum coke used in production (dollars per ton)	$47.96	$30.65	$44.69	$35.25
Natural gas used in production (thousands of MMBtus) (3)	1,970	2,203	8,049	8,611
Natural gas used in production (dollars per MMBtu) (3)	$5.43	$2.77	$3.95	$2.31
Natural gas in cost of materials and other (thousands of MMBtus) (3)	2,412	2,689	7,848	9,349
Natural gas in cost of materials and other (dollars per MMBtu) (3)	$5.10	$2.59	$3.83	$2.35

(1)Product pricing at gate represents sales less freight revenue divided by product sales volume in tons and is shown in order to provide a pricing measure that is comparable across the fertilizer industry.
(2)Gross tons produced for ammonia represent total ammonia produced, including ammonia produced that was upgraded into other fertilizer products. Net tons available for sale represent ammonia available for sale that was not upgraded into other fertilizer products.
(3)The feedstock natural gas shown above does not include natural gas used for fuel. The cost of fuel natural gas is included in direct operating expense.

Key Market Indicators

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Ammonia — Southern plains (dollars per ton)	$1,090	$256	$681	$251
Ammonia — Corn belt (dollars per ton)	1,199	340	746	337
UAN — Corn belt (dollars per ton)	583	163	384	168

Natural gas NYMEX (dollars per MMBtu)	$4.84	$2.76	$3.73	$2.13

Q1 2022 Outlook

The table below summarizes our outlook for certain operational statistics and financial information for the first quarter of 2022. See “Forward-Looking Statements” above.

	Q1 2022
	Low	High
Ammonia utilization rates (1)
Consolidated	92%	97%
Coffeyville	95%	100%
East Dubuque	90%	95%

Direct operating expenses (in millions) (2)	$50	$55
Total capital expenditures (in millions) (3)	$4	$7

(1)Ammonia utilization rates exclude the impact of Turnarounds.
(2)Direct operating expenses are shown exclusive of depreciation and amortization, turnaround expenses, and impacts of inventory adjustments.
(3)Capital expenditures are disclosed on an accrual basis.

Non-GAAP Reconciliations:

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2021	2020	2021	2020
Net income (loss)	$61,490	$(16,882)	$78,155	$(98,181)
Interest expense, net	10,414	15,877	60,978	63,428
Income tax expense (benefit)	37	(9)	57	30
Depreciation and amortization	20,833	19,080	73,480	76,077
EBITDA	92,774	18,066	212,670	41,354
Goodwill impairment	—	—	—	40,969
Adjusted EBITDA	$92,774	$18,066	$212,670	$82,323

Reconciliation of Net Cash Provided By (Used In) Operating Activities to EBITDA and Adjusted EBITDA

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2021	2020	2021	2020
Net cash provided by (used in) operating activities	$68,458	$(9,477)	$188,725	$19,740
Non-cash items:
Loss on extinguishment of debt	(163)	—	(8,462)	—
Goodwill impairment	—	—	—	(40,969)
Other	(8,357)	(2,662)	(26,958)	(6,630)
Add:
Interest expense, net	10,414	15,877	60,978	63,428
Income tax expense (benefit)	37	(9)	57	30
Change in assets and liabilities	22,385	14,337	(1,670)	5,755
EBITDA	92,774	18,066	212,670	41,354
Goodwill impairment	—	—	—	40,969
Adjusted EBITDA	$92,774	$18,066	$212,670	$82,323

Reconciliation of EBITDA to Available Cash for Distribution

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2021	2020	2021	2020
EBITDA	$92,774	$18,066	$212,670	$41,354
Non-cash items:
Goodwill impairment	—	—	—	40,969
Current (reserves) adjustments for amounts related to:
Net cash interest expense (excluding capitalized interest)	(10,204)	(14,997)	(50,562)	(59,995)
Debt service	(15,000)	—	(30,000)	—
Financing fees	—	—	(4,627)	—
Maintenance capital expenditures	(8,804)	(2,206)	(16,226)	(11,649)
Utility pass-through	(675)	—	4,013	—
Common units repurchased	—	(4,799)	(529)	(7,076)
Other (reserves) releases:
Reserve for recapture of prior negative available cash	—	—	(14,980)	(5,917)
Future turnaround	(4,375)	(1,500)	(10,750)	(4,500)
Reserve for repayment of current portion of long-term debt	—	—	—	(2,240)
Future operating needs	—	5,436	5,308	(5,308)
Major scheduled expenditures	2,240	—	2,240	2,567
Available cash for distribution (1) (2)	$55,956	$—	$96,557	$(11,795)

Common units outstanding	10,681	10,706	10,681	10,706

(1)Amount represents the cumulative available cash based on quarter-to-date and year-to-date results. However, available cash for distribution is calculated quarterly, with distributions (if any) being paid in the period following declaration.
(2)The Partnership did not declare a cash distribution related to the first quarter of 2021, declared and paid a $1.72 and $2.93 cash distribution per common unit related to the second and the third quarter of 2021, respectively, and declared a cash distribution of $5.24 per common unit related to the fourth quarter of 2021.